Exhibit 99.1

For further information

FOR IMMEDIATE RELEASE	Media Contact:	Jay Fredericksen
904-357-9106

	Investor Contact:	Parag Bhansali
904-357-9155

Rayonier Announces MDF Sale Close, Other Items

JACKSONVILLE, Fla., August 31, 2005 – Rayonier said today that it has closed the previously announced sale of its medium-density-fiberboard (MDF) business in New Zealand, and also reported on several other recent developments.

Sale of MDF Business

On August 28, 2005, the company closed the sale of its MDF business to Dongwha Hong Kong International Limited for $40 million, subject to final working capital adjustments. The sale proceeds are expected to approximate net book value and therefore no material gain or loss is anticipated. With its exit from the MDF business, Rayonier will now focus in New Zealand on the ownership and management of timberland.

New Zealand Forests Transactions

The New Zealand Overseas Investment Commission has approved the previously announced purchase of 235,000 acres of Carter Holt Harvey’s New Zealand forests by a consortium including Rayonier, and the consortium’s purchase of Rayonier’s 118,000 acres. Both transactions are expected to close in October. At today’s exchange rates and a 49.7 percent Rayonier equity interest in the consortium, the company expects net cash proceeds from the sale to approximate its previous estimate of $61 million, but has revised estimates of the after-tax gain from $28 million to $24 million.

Repatriation of Foreign Earnings

On August 12, 2005, Rayonier initiated repatriation of non-U.S. earnings under the American Jobs Creation Act of 2004 by repatriating $36.6 million. This will result in a third quarter income tax benefit of approximately $6.5 million, or 12 cents per share, through the reversal of a previously recorded income tax liability and reduction of the company’s 2005 effective tax rate. An additional $113-123 million is expected to be repatriated by year-end, resulting in additional income tax benefits of approximately $17-20 million, or 33-39 cents per share. These additional benefits likely will also be recognized in the third quarter.

Receipt of Arbitration Award

As previously disclosed, on May 2, 2005, Rayonier was awarded $16.2 million in connection with arbitration proceedings against ITT Industries, Inc. (as successor to ITT Corp., Rayonier’s former parent) involving the distribution of environmental litigation insurance recoveries. On May 6, 2005, ITT Industries filed a motion to vacate the award. That motion was denied and on August 19, 2005, Rayonier received payment of the award. An after-tax gain, including interest income, of approximately $5.2 million, or 10 cents per share, will be recognized in the third quarter.

Rayonier has 2.2 million acres of timberland and real estate in the U.S. and New Zealand. It recently formed a real estate company, TerraPointe LLC, to maximize the value of its extensive higher-and-better use properties, particularly in the fast-growing counties along Interstate 95 between Savannah, Georgia, and Daytona Beach, Florida, where Rayonier owns approximately 200,000 acres. The company is also the world’s leading producer of high performance specialty cellulose fibers and has customers in more than 50 countries.

Certain statements herein relating to acquisitions and transactions to be completed, including the repatriation of non-U.S. earnings, and the expected impact on the company’s financial results and taxes, are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The following factors, among others, could cause actual results to differ materially from those expressed in the forward-looking statements: the ability of the company and the New Zealand consortium to complete the transactions described herein, changes in the terms or timing of such transactions, and foreign currency exchange rate fluctuations. In addition, the company’s future results could be impacted by those additional factors described in the company’s most recent Form 10-K on file with the Securities and Exchange Commission.

For further information, visit the company’s web site at www.rayonier.com. Complimentary copies of Rayonier press releases and other financial documents are also available by mail or fax by calling 1-800-RYN-7611.

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